UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 21, 2017

TRONC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36230	38-3919441
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

435 North Michigan Avenue Chicago, Illinois 60611
(Address of Principal Executive Offices) (Zip Code)

312-222-9100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Board of Directors (the “Board”) of tronc, Inc. (the “Company”) appointed Ross Levinsohn as Publisher and Chief Executive Officer, Los Angeles Times, effective August 21, 2017.
Prior to joining the Company, Mr. Levinsohn, age 54, had been the managing partner of Whisper Partners, an advisory firm, since June 2016 and founder of WAYD, Inc. (“WAYD”), a consulting firm, since January 2010. Previously, Mr. Levinsohn served as Chief Executive Officer at Guggenheim Digital Media, an affiliate of Guggenheim Securities focused on diversified media holdings, from January 2013 to June 2014. Mr. Levinsohn served in various executive positions at Yahoo! Inc., a multinational internet company, from October 2010 to August 2012, including as Interim Chief Executive Officer and Executive Vice President, Head of Global Media and Head of the Americas. Mr. Levinsohn co-founded and served as managing director at Fuse Capital, an investment and strategic equity management firm focused on investing in and building digital media and communications companies, from 2007 to October 2010. Prior to Fuse Capital, Mr. Levinsohn spent six years at News Corporation, serving as President of Fox Interactive Media, and earlier as Senior Vice President of Fox Sports Interactive. Earlier in his career, Mr. Levinsohn held senior management positions with AltaVista, CBS Sportsline and HBO. Mr. Levinsohn currently serves on the boards of Tribune Media Company, a diversified media and entertainment company, TheMaven, Inc., an online media network, The American University and several private companies.
WAYD, a consulting firm that is owned by Mr. Levinsohn, entered into a services agreement with Tribune Publishing Company, LLC, a subsidiary of the Company (“Tribune Publishing”), on June 1, 2016, pursuant to which WAYD provided certain strategic advisory services to the Company. The services agreement with WAYD was terminated by Tribune Publishing effective June 1, 2017. Pursuant to the agreement, Tribune Publishing paid WAYD fees totaling approximately $300,000 in 2016 and $300,000 in 2017.
In connection with his appointment, Tribune Interactive, LLC (“Tribune Interactive”), a subsidiary of the Company, entered into an employment agreement with Mr. Levinsohn. The term of the employment agreement commences on August 21, 2017, and will expire on August 20, 2020 (the “Employment Term”).
Pursuant to his employment agreement, Mr. Levinsohn will receive an annual base salary of $600,000, subject to periodic adjustment as determined by the Board and an additional payment of $100,000 each quarter over the term of the agreement. He is eligible to receive an annual cash bonus, with a target of 166-2/3% of base salary and based upon the achievement of annual Company and individual performance objectives as established by the Company. Mr. Levinsohn is also eligible for a bonus based on dollars received from the syndication of content outside the United States. Finally, Mr. Levinsohn received a grant of 400,000 restricted stock units and 200,000 stock options, each vesting in three equal installments over three years.
Mr. Levinsohn’s employment agreement provides that, if Tribune Interactive terminates his employment without cause (and other than due to death or disability) or he resigns for good reason, subject to his execution and non-revocation of a release of claims, Tribune Interactive will pay him, in addition to his previously-accrued compensation, the following severance: (i) the lump sum amount equal to the base salary and quarterly payments remaining due under the Employment Term, (ii) any unpaid annual bonus with respect to the calendar year immediately preceding the calendar year of termination of employment, and (iii) a pro-rata amount of the annual bonus based on actual performance with respect to the calendar year of termination of employment. The terms “cause” and “good reason” are defined in his employment agreement.

Mr. Levinsohn’s employment agreement also contains certain restrictive covenants for the benefit of Tribune Interactive and its affiliates. He also is required to maintain the confidentiality of confidential information of Tribune Interactive and its affiliates.
The foregoing description of the employment agreement is qualified in its entirety by reference to the text of the employment agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Also on August 21, 2017, Timothy E. Ryan, the Company’s President, troncM, has left the Company.

Item 7.01	Regulation FD Disclosure.
The press release attached hereto as Exhibit 99.1 is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits
Exhibit No.        Description

10.1	Executive Employment Agreement by and between Ross Levinsohn and Tribune Interactive, LLC, effective August 21, 2017

99.1	Press release dated August 21, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRONC, INC.
Date: August 22, 2017	By: /s/ Justin Dearborn Name: Justin Dearborn Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Executive Employment Agreement by and between Ross Levinsohn and Tribune Interactive, LLC, effective August 21, 2017
99.1	Press release dated August 21, 2017